Issuer Free Writing Prospectus filed pursuant to Rule 433

supplementing the Preliminary Prospectus Supplement dated

April 5, 2018 and the Prospectus dated July 17, 2017

Registration No. 333-219323

Terms Applicable to the Notes

Issuer:	General Motors Financial Company, Inc.

Guarantor:	AmeriCredit Financial Services, Inc.

Trade Date:	April 5, 2018

Settlement Date:	April 10, 2018 (T+3)*

Form of Offering:	SEC Registered (Registration No. 333-219323)

Terms applicable to

Floating Rate Senior Notes due 2021

Aggregate Principal Amount:	$500,000,000

Maturity Date:	April 9, 2021

Public Offering Price:	100.000%, plus accrued and unpaid interest, if any, from April 10, 2018

Interest Rate Basis:	Three-month LIBOR

Spread to LIBOR:	+85 bps

Interest Payment Dates:	January 9, April 9, July 9 and October 9, commencing on July 9, 2018

Interest Rate Determination:	Three-month LIBOR, determined as of two London business days prior to the settlement date or the relevant interest reset date, as applicable, plus 0.85% per annum

Interest Reset Dates:	Quarterly on January 9, April 9, July 9 and October 9, commencing on July 9, 2018

Day Count Convention:	Actual / 360

Redemption:	The notes shall not be redeemable prior to their maturity

Regular Record Dates:	15 calendar days prior to each interest payment date

Calculation Agent:	Wells Fargo Bank, N.A.

CUSIP / ISIN:	37045X CH7/ US37045XCH70

Joint Book-Running Managers:	Credit Agricole Securities (USA) Inc. Goldman Sachs & Co. LLC J.P. Morgan Securities LLC Merrill Lynch, Pierce, Fenner & Smith Incorporated RBC Capital Markets, LLC SG Americas Securities, LLC
Co-Managers:	BMO Capital Markets Corp. RBS Securities Inc. Santander Investment Securities Inc. Cabrera Capital Markets, LLC Loop Capital Markets LLC

Terms applicable to

3.550% Senior Notes due 2021

Aggregate Principal Amount:	$1,000,000,000

Final Maturity Date:	April 9, 2021

Public Offering Price:	99.961%, plus accrued and unpaid interest, if any, from April 10, 2018

Benchmark Treasury:	2.375% due March 15, 2021

Benchmark Treasury Yield:	2.444%

Spread to Benchmark Treasury:	T+112 bps

Coupon:	3.550%

Yield to Maturity:	3.564%

Interest Payment Dates:	April 9 and October 9, commencing on October 9, 2018

Day Count Convention:	30 / 360

Optional Redemption:	Make-whole call at T+20 bps

CUSIP / ISIN:	37045X CJ3 / US37045XCJ37

Joint Book-Running Managers:	Credit Agricole Securities (USA) Inc. Goldman Sachs & Co. LLC J.P. Morgan Securities LLC Merrill Lynch, Pierce, Fenner & Smith Incorporated RBC Capital Markets, LLC SG Americas Securities, LLC

Co-Managers:	BMO Capital Markets Corp. RBS Securities Inc. Santander Investment Securities Inc. Cabrera Capital Markets, LLC Loop Capital Markets LLC

Terms applicable to

4.350% Senior Notes due 2025

Aggregate Principal Amount:	$1,000,000,000

Final Maturity Date:	April 9, 2025

Public Offering Price:	99.946%, plus accrued and unpaid interest, if any, from April 10, 2018

Benchmark Treasury:	2.625% due March 31, 2025

Benchmark Treasury Yield:	2.759%

Spread to Benchmark Treasury:	T+160 bps

Coupon:	4.350%

Yield to Maturity:	4.359%

Interest Payment Dates:	April 9 and October 9, commencing on October 9, 2018

Day Count Convention:	30 / 360

Optional Redemption:

Make-whole call at T+25 bps prior to February 9, 2025 (the date that is two months prior to the final maturity date)

Par call on or after February 9, 2025 (the date that is two months prior to the final maturity date)

CUSIP / ISIN:	37045X CK0 / US37045XCK00

Joint Book-Running Managers:	Credit Agricole Securities (USA) Inc. Goldman Sachs & Co. LLC J.P. Morgan Securities LLC Merrill Lynch, Pierce, Fenner & Smith Incorporated RBC Capital Markets, LLC SG Americas Securities, LLC
Co-Managers:	BMO Capital Markets Corp. RBS Securities Inc. Santander Investment Securities Inc. Cabrera Capital Markets, LLC Loop Capital Markets LLC

*	Under Rule 15c6-1 under the Exchange Act, trades in the secondary market generally are required to settle in two business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade Notes on the date of pricing will be required, by virtue of the fact that the Notes initially will settle T + 3, to specify an alternate settlement cycle at the time of any such trade to prevent a failed settlement. Purchasers of Notes who wish to trade the Notes on the date of pricing should consult their own advisor.

The Issuer has filed a registration statement (including a preliminary prospectus supplement and an accompanying prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents that the Issuer has filed with the SEC, including the preliminary prospectus supplement, for more complete information about the Issuer and this offering. You may get these documents for free by visiting the SEC website at www.sec.gov. Alternatively, the Issuer, any underwriter or any dealer participating in the offering will arrange to send you the preliminary prospectus supplement and the accompanying prospectus if you request it by contacting: Credit Agricole Securities (USA) Inc., telephone: (866) 807-6030; Goldman Sachs & Co. LLC, telephone: (866) 471-2526, email: prospectus-ny@ny.email.gs.com; J.P. Morgan Securities LLC, telephone: 1-212-834-4533; Merrill Lynch, Pierce, Fenner & Smith Incorporated, telephone: (800) 294-1322, email: dg.prospectus_requests@baml.com; RBC Capital Markets, LLC, telephone: (866) 375-6829, email: usdebtcapitalmarkets@rbccm.com; and SG Americas Securities, LLC, telephone: (855) 881-2108.